Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs (414) 347-3836
Sensient Technologies Corporation
Reports Earnings for the Quarter and Year Ended December 31, 2008
Revenue, Operating Income and Earnings Reach All-Time Record Levels in 2008
Fourth Quarter 2008 Earnings per Share Increase 10.3%
     MILWAUKEE—February 5, 2009—Sensient Technologies Corporation (NYSE: SXT) reported that revenue, operating income and diluted earnings per share reached all-time record levels in 2008. Diluted earnings per share in 2008 rose 14.5% to $1.89, compared to $1.65 in 2007. Consolidated 2008 revenue rose 5.7% to $1.3 billion, compared to $1.2 billion in 2007. Favorable foreign currency translation added 1.6% to revenue in 2008.
     For the fourth quarter ended December 31, 2008, Sensient’s diluted earnings per share increased 10.3%, to 43 cents, compared to 39 cents in the fourth quarter of 2007. Revenue for the fourth quarter of 2008 was $293.8 million, off 2.4% compared to $300.9 million in the fourth quarter of 2007. On a local currency basis, fourth quarter revenue rose 5.4% in the quarter. Foreign currency translation reduced consolidated fourth quarter revenue by 7.8%.
     Total debt at December 31, 2008, was $479.9 million, a reduction of $27.2 million since the beginning of the year. The Company’s ratio of debt to total capital was 37.0% at December 31, 2008, down from 38.4% at the beginning of the year. Total debt ended the year at 2.3 times EBITDA, compared to 2.6 times EBITDA at the beginning of the year.
     “We have delivered an all-time record year for revenue and earnings. In fact, this quarter marks our twelfth consecutive quarter of strong earnings growth,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation. “Each of our businesses contributed to the excellent results in 2008.”
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Sensient Technologies Corporation	Page 2
Earnings Release — Year ended December 31, 2008
February 5, 2009
BUSINESS REVIEW
     The Flavors & Fragrances Group reported all-time record revenue and operating income in 2008. Annual revenue for the Group increased 5.4% to $809.6 million, compared to $768.1 million in 2007. Operating income in 2008 was up 7.6% to $123.5 million, compared to $114.7 million in 2007. Sales gains in the U.S., Canada and Europe contributed to this year’s record performance. Higher pricing in 2008 more than offset the impact of increased raw material and energy costs. Operating margins in 2008 improved 40 basis points, to 15.3%.
     For the fourth quarter of 2008, Flavors & Fragrance Group revenue was $193.5 million, off 1.2% compared to fourth quarter 2007 revenue of $195.8 million. Quarterly operating profit of $29.2 million was down 1.8% compared to prior year fourth quarter operating income of $29.7 million. Quarterly revenue and operating income on a local currency basis increased 5.8% and 5.4%, respectively. Unfavorable foreign currency translation reduced reported revenue and operating income for the Flavors & Fragrances Group by approximately 7% in the fourth quarter.
     The Color Group’s revenue for the twelve months ended December 31, 2008, increased 6.2%, to a record level of $402.4 million, compared to 2007 revenues of $379.0 million. Color Group operating income in 2008 rose 7.5% to $71.6 million, compared to operating income of $66.6 million in 2007. Group operating margins in 2008 improved to 17.8%, compared to 17.6% in the prior year. Revenues for the Color Group in 2008 increased in all major markets. Operating profit was up on the higher revenue and improved pricing.
     The Color Group’s fourth quarter revenue of $89.6 million was down 6.6% in comparison to last year’s fourth quarter revenue of $95.9 million. Operating income for the quarter of $16.1 million was off 3.0% from operating income of $16.5 million in the fourth quarter of 2007. Quarterly revenues for the Color Group, as stated in local currencies, were
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Sensient Technologies Corporation	Page 3
Earnings Release — Year ended December 31, 2008
February 5, 2009
up 2.4%, with particularly strong U.S. revenue growth in food and beverage colors and pharmaceutical colors. Local currency operating income for the fourth quarter increased 6.2%. Unfavorable foreign currency translation reduced reported revenue and operating income for the Color Group by approximately 9% in the fourth quarter.
2009 OUTLOOK
     Sensient expects 2009 diluted earnings per share to be within a range of $1.90 to $1.95.
CONFERENCE CALL
     The company will host a conference call to discuss its 2008 fourth quarter and full year financial results at 10:00 a.m. CST on Friday, February 6, 2009. To make a reservation for the conference call, please contact InterCall Teleconferencing at (706) 645-6973 and refer to the Sensient Technologies Corporation conference call.
     A replay will be available beginning at 1:00 p.m. CST on February 6, 2009, through midnight on February 13, 2009, by calling (706) 645-9291 and referring to conference identification number 83286585. A transcript of the call will also be posted on the company’s web site at www.sensient-tech.com after the call concludes.
     This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, company performance and financial results. A variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended September 30, 2008. The forward-looking statements in this press release speak only as to the date of this release. Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.
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Sensient Technologies Corporation	Page 4
Earnings Release — Year ended December 31, 2008
February 5, 2009
ABOUT SENSIENT TECHNOLOGIES
     Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances. Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty chemicals. The company’s customers include major international manufacturers representing some of the world’s best-known brands. Sensient is headquartered in Milwaukee, Wisconsin.
          www.sensient-tech.com
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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)
Consolidated Statements of Earnings

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Revenue	$293,805	$300,889	(2.4)	$1,252,620	$1,184,778	5.7

Cost of products sold	206,199	208,199	(1.0)	871,754	822,479	6.0
Selling and administrative expenses	51,348	57,652	(10.9)	219,267	214,929	2.0

Operating income	36,258	35,038	3.5	161,599	147,370	9.7
Interest expense	7,271	8,765		32,306	36,127

Earnings before income taxes	28,987	26,273	10.3	129,293	111,243	16.2
Income taxes	8,365	7,849		38,432	33,457

Net earnings	$20,622	$18,424	11.9	$90,861	$77,786	16.8

Earnings per common share:

Basic	$0.43	$0.39	10.3	$1.91	$1.66	15.1

Diluted	$0.43	$0.39	10.3	$1.89	$1.65	14.5

Average common shares outstanding:

Basic	47,951	47,077	1.9	47,654	46,740	2.0

Diluted	48,228	47,655	1.2	48,131	47,257	1.9

Results by Segment

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Revenue

Flavors & Fragrances	$193,465	$195,764	(1.2)	$809,558	$768,108	5.4
Color	89,593	95,935	(6.6)	402,364	379,030	6.2
Corporate & Other*	17,399	16,502	5.4	75,567	67,199	12.5
Intersegment elimination	(6,652)	(7,312)	(9.0)	(34,869)	(29,559)	18.0

Consolidated	$293,805	$300,889	(2.4)	$1,252,620	$1,184,778	5.7

Operating Income

Flavors & Fragrances	$29,181	$29,728	(1.8)	$123,485	$114,738	7.6
Color	16,050	16,543	(3.0)	71,581	66,565	7.5
Corporate & Other*	(8,973)	(11,233)	(20.1)	(33,467)	(33,933)	(1.4)

Consolidated	$36,258	$35,038	3.5	$161,599	$147,370	9.7

*	Corporate & Other contains the Company’s Asia Pacific and China operations as well as certain unallocated corporate expenses. Prior to the first quarter of 2008, the results of the Company’s business in China were reported as part of the Flavors & Fragrances Group. Results for 2007 have been restated to reflect this change.

Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)
Consolidated Condensed Balance Sheets
December 31,

	2008	2007
Current assets	$627,523	$610,044
Goodwill and intangibles (net)	454,170	491,400
Property, plant and equipment (net)	402,866	418,334
Other assets	40,878	44,404

Total Assets	$1,525,437	$1,564,182

Current liabilities	$196,271	$229,273
Long-term debt	445,682	449,621
Accrued employee and retiree benefits	37,616	44,197
Other liabilities	27,272	26,670
Shareholders’ equity	818,596	814,421

Total Liabilities and Shareholders’ Equity	$1,525,437	$1,564,182

Consolidated Statements of Cash Flows
Twelve Months Ended December 31,

	2008	2007
Net cash provided by operating activities	$86,974	$105,205

Cash flows from investing activities:
Acquisition of property, plant and equipment	(53,680)	(41,961)
Proceeds from sale of assets	2,064	2,291
Other investing activity	1,661	451

Net cash used in investing activities	(49,955)	(39,219)

Cash flows from financing activities:
Proceeds from additional borrowings	112,514	136,859
Debt payments	(134,135)	(181,680)
Purchase of treasury stock	—	(1,267)
Dividends paid	(35,597)	(32,017)
Proceeds from options exercised and other equity transactions	18,862	16,693

Net cash used in financing activities	(38,356)	(61,412)

Effect of exchange rate changes on cash and cash equivalents	(687)	913

Net (decrease) increase in cash and cash equivalents	(2,024)	5,487
Cash and cash equivalents at beginning of year	10,522	5,035

Cash and cash equivalents at end of year	$8,498	$10,522

Supplemental Information
Twelve Months Ended December 31,

	2008	2007
Depreciation and amortization	$44,445	$44,312

Dividends per share	$0.74	$0.68